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FOR IMMEDIATE RELEASE

FSK II Announces Further Postponement of 2020 Annual Meeting of Stockholders

PHILADELPHIA AND NEW YORK – May 27, 2020 – FS KKR Capital Corp. II (FSK II) announced today that the 2020 Annual Meeting of Stockholders (the Annual Meeting) has been further postponed from June 8, 2020 to June 15, 2020 at 1:00 p.m., Eastern Time, due to COVID-19 (more commonly known as the Coronavirus). FSK II’s first priority is to protect the health and safety of its stakeholders.

FSK II intends to hold the Annual Meeting in person, as previously announced, at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112. However, FSK II is sensitive to the public health and travel concerns its stockholders may have and recommendations that public health officials may issue in light of the evolving COVID-19 situation. As a result, FSK II might hold a virtual only meeting instead of holding the meeting in Philadelphia, PA. In that event, the Annual Meeting will be conducted solely virtually, on June 15, 2020 at 1:00 p.m., Eastern Time, via live audio webcast, and FSK II’s stockholders or their proxyholders could participate, vote, and examine FSK II’s stockholder list at the virtual annual meeting by visiting www.virtualshareholdermeeting.com/FSKKRcapcorpII2020 and using the 16-digit control number included with the proxy statement. If FSK II decides to hold a virtual meeting, FSK II intends to make an announcement at www.fsproxy.com. Stockholders will only be able to participate in the Annual Meeting electronically if FSK II decides to hold a virtual meeting, instead of holding an in-person meeting in Philadelphia, PA.

About FS KKR Capital Corp. II

FSK II is a non-traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSK II seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSK II is advised by FS/KKR Advisor, LLC.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC (FS/KKR) is a partnership between FS Investments and KKR Credit that serves as the investment adviser to BDCs with approximately $16 billion in assets under management as of March 31, 2020. The BDCs managed by FS/KKR are FS KKR Capital Corp. and FSK II.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL and Washington, DC.

KKR Credit is a subsidiary of KKR & Co. Inc., a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic manager partnerships that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds.

Forward-Looking Statements and Important Disclosure Notice

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSK II. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSK II’s operations or the economy generally due to terrorism, natural disasters or pandemics, and future changes in laws or regulations and conditions in FSK II’s operating area. Some of these factors are enumerated in the filings FSK II makes with the SEC. FSK II undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Advisors and Retail Investors
877-628-8575
Service@fsinvestments.com

Media Contact
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FS KKR Capital Corp. II Q1 2020 update and listing preparations

DATE:	Wednesday, May 27, 2020

TIME:	4:00 PM ET

MODERATOR

Rob Hoffman

PRESENTERS

Dan Pietrzak

Brian Gerson

SECTION I: INTRODUCTION AND HOUSEKEEPING (HOFFMAN)

Slides 1 & 2: Housekeeping / Cover slide

•	Intro of speakers

•	Explanation of Q&A format, etc.

•	Discuss that we recently announced the intent to move forward with the listing.

•	List out the FAQs that we will address through the call:

•	Performance recap

•	Liquidity plan update and strategic rationale

•	Timing of key operational considerations

•	Secondary support plan

Slide 3: Agenda

•	Turning to today’s agenda, we will first provide an overview of market conditions and fund performance across the FS/KKR BDC franchise during the first quarter of 2020.

•

We will then spend time on the strategic rationale and operational considerations of the recently announced listing for your clients. Once listed, FS KKR Capital Corp. II will trade on the NYSE under the ticker FSKR.

•	Therefore, we will refer to FS KKR Capital Corp. II as FSKR throughout the call while FSK refers to FS KKR Capital Corp., current the only publicly traded BDC managed by FS/KRR.

•

Finally, we have created FSproxy.com which is a one-stop shop for client-friendly resources. At the conclusion of the call, we will highlight the resources that we believe will be the most helpful in client conversations.

•	I’ll now turn the call over to Dan to provide perspective on the credit markets and the performance of both FSK and FSKR during the first quarter.

SECTION II: MARKET OVERVIEW (PIETRZAK)

Slide 4: Markets catch their breath after unprecedented first quarter

•	Thanks, Rob and thank you all for joining us today. We recognize that you are likely being pulled in many directions these days in service of your clients.

•	We hope you, your families, friends and colleagues are staying healthy and safe.

•	We’ll start the presentation today on slide 4 with some comments on the market during the first quarter.

•

From an investment standpoint, the first quarter clearly was a tale of two markets. While it’s difficult to remember, the quarter opened in January with one of the strongest credit markets in many years.

•	And while activity, spreads, and pricing abated a bit during February, most industry observers were still calling for 2020 to be a robust year for credit overall.

•

Then came March and COVID-19, with plunging oil prices as well as equity and credit market volatility not seen since 2008, or in certain instances, since the 1930s. Economic data, which began the quarter with a relatively upbeat tone, saw new historic “worsts” across a range of categories.

•

Perhaps, without surprise, high yield bonds and senior secured loans each endured their worst month since 2008, ending March down 11.8% and 12.4%, respectively, and new deal activity began to wane significantly.

•

However, as the quarter came to a close, we saw an inflection point in late March following the announcement of trillions of dollars of government and Federal Reserve stimulus and the efforts to flatten the spread of the virus showed progress.

•	While high yield bonds and loan spreads remain wide of the YTD lows reached in February, they are well below the peaks reached in March.

•

High yield inflows totaled nearly $30 billion over the last 8 weeks, representing 15% of AUM, recouping the record $19 billion in outflows in February and March. For context, four of the nine largest weekly inflows for high yield occurred over the last 8 weeks.

•	Loan funds, meanwhile, continued to experience outflows as investor demand for short duration, floating rate assets has been tampered by expectations for a lower-for-longer rate environment.

Slide 5: Sectors hardest high include energy, leisure and transportation

•	There were few safe havens in the first quarter.

•

On slide 5, we show a theme all-too-familiar for those impacted by the industries in the eye of the storm. Energy, leisure, retail and transportation companies have borne the brunt of spread widening and selling pressure, although virtually all industries and subsectors have been impacted to some extent.

Slide 6: Investors are being selective in today’s market

•

Turning to slide 6, a general flight to quality led to a wide dispersion between higher- and lower-rated credits as higher-rated bonds and loans significantly outperformed their lower-rated CCC peers during the quarter.

•

As the chart illustrates, credit prices across the ratings spectrum have begun to improve since the lows reached in late March, however, it may take several quarters before individual companies once again see growth in financial performance.

SECTION III: Q1 2020 PORTFOLIO & PERFORMANCE OVERVIEW (PIETRZAK)

Slide 7: Transition slide

Slide 8: FS KKR Capital Corp. II portfolio summary

•	Transitioning from the broader credit markets to the portfolios on slide 7, let me first provide an update on FSKR’s portfolio as of quarter-end.

•	The mergers of FSIC III, FSIC IV and CCT II into FSIC II closed on December 18, 2019. Following the closing of the mergers, the combined company was renamed FS KKR Capital Corp. II.

•

A large driver of the strategic rationale for the mergers was to enhance portfolio diversification. As of quarter-end, FSKR’s portfolio was comprised by 179 portfolio companies. The mergers helped reduce the concentration of the portfolio represented by the top 20 holdings as well as single-issuer concentration based on fair value.

•

We believe the reduction in issuer concentration should help limit the impact of a single investment’s performance on the total portfolio. As we’ve seen in recent quarters, the underperformance of a select number of older vintage investments has negatively impacted performance.

•

FSKR maintained its focus on investing in senior secured debt, which represented 80% of the portfolio’s fair value as of March 31, 2020. In fact, 69% of the portfolio’s fair value was in first lien debt at quarter end. We believe this will be an important consideration for the listing as public markets tend to assign higher valuations to BDCs with high allocations to first lien debt.

•

Approximately 5.7% of the portfolio based on fair value was on non-accrual status as of March 31, 2020 compared to 2.1% as of December 31, 2019. The quarterly increase was primarily driven by Production Resource Group being placed on non-accrual.

•

This older vintage portfolio company provides audio/visual production services for a variety of customers, including Broadway theaters, concert tours, and film production companies. The company faced earnings pressure and liquidity challenges prior to the pandemic. The various stay-at-home orders have placed further pressure on the business.

•

We continue to work with the management teams and equity owners of PRG as well as our companies experiencing financial stress to support their operations where appropriate and maximize value for our investors.

•

This can be achieved in a few ways, including working with the company’s equity owners to provide additional capital, extending the maturity of our debt, providing additional financing or restructuring our investment.

Slide 9: FS KKR Capital Corp. II Q1 2020 performance

•	Turning to performance on slide 9, FSKR’s net asset value declined from $7.36 per share as of December 31, 2019 to $6.17 per share as of March 31, 2020.

•

The vast majority of the NAV decline was driven by unrealized losses across the portfolio. The largest detractors to performance during the quarter were predominantly portfolio companies in the “eye of the storm,” including entertainment, retail-related and energy companies.

•

The uncertain business outlook for these companies has been reflected in our first quarter valuations. We believe the outlook will remain challenged for a certain number of the portfolio companies most impacted by the health crisis.

•

We also expect that a meaningful percentage of the unrealized depreciation experienced during the first quarter will ultimately reverse itself in the future as healthy companies begin to emerge from the COVID-19 downdraft.

•

FSKR paid distributions of $0.15 per share during the first quarter compared to net investment income of $0.14 per share. The one penny difference was funded through net investment income earned in prior periods. Therefore, distributions paid in the first quarter were fully funded through net investment income.

•	Prior to the mergers in December 2019, the annualized distribution amounts differed among the non-traded funds.

•

Therefore, FSKR’s distribution for the first quarter of 2020, on an annualized basis, may have been higher or lower than the distributions shareholders received prior to the mergers, depending on the fund(s) a shareholder owned prior to the mergers.

•	FSKR’s board of directors declared a Q2 distribution of $0.15 per share, which will be paid on or around June 8 to shareholders of record as of June 8.

Slide 10: FSK portfolio summary

•	On the next two slides, I’ll spend a few minutes on the performance of FSK, currently the only publicly-traded BDC managed by FS/KKR.

•	We have made significant progress rotating FSK’s investment portfolio away from older vintage assets toward FS/KKR directly originated assets.

•

To put some context around this point, today over 50% of our investment portfolio is now comprised of assets originated by FS / KKR Advisor, and roughly 81% of total assets in the portfolio based on fair value have been originated by the KKR Credit platform. This rotation will continue to remain a large focus for us in coming quarters.

Slide 11: FSK Q1 2020 highlights

•	On slide 11, we summarize the key highlights from the first quarter.

•	From a performance perspective, the quarterly distribution of $0.19 per share was fully covered through net investment income.

•

FSK’s investment portfolio declined in value during the first quarter by approximately 11%. We estimate that 70-to-75% of our portfolio depreciation during the first quarter was related to the COVID-19 pandemic and the related market volatility.

•	As a result, FSK’s net asset value declined to $6.09 per share at March 31, 2020, compared to $7.64 at December 31, 2019.

•	We continue to execute on several measures that we believe will improve FSK’s stock performance.

•	We completed the $200 million share repurchase program in April and announced the creation of a $350 million co-investment vehicle to invest in FSK as well as FSKR stock, once listed.

•	Affiliates of FS Investments and KKR have committed $100 million, with the balance raised through KKR’s institutional relationships.

•	This vehicle will be utilized as part of our plan to support FSKR’s stock at listing.

•	From a capital structure standpoint, we announced a $250 million unsecured bond offering with a private financing partner earlier in the month.

•

Our ability to place these bonds is a direct example of the strength of the FS/KKR franchise and helps anchor our capital structure by providing incremental liquidity for future investment opportunities and to support existing portfolio companies.

•	We also announced an amendment to our revolving credit facility, whereby we amended certain financial covenants and other metrics.

•	Our credit facility amendment provides us greater operational flexibility and cushion during this time of increased volatility.

•	I’ll now turn the call over to Brian to provide the strategic rationale for the listing.

SECTION IV: LISTING STRATEGIC RATIONALE (GERSON)

Slide 12: Transition slide

Slide 13: Listing creates optionality for all stakeholders

•	Thanks, Dan.

•	Before diving into the details of the listing plan, I’ll take just a moment to provide broader perspective on the overall liquidity plan.

•

We announced the liquidity plan just over a year ago and have methodically executed on each step of the process over the last 12 months. The totality of the liquidity plan has been rooted in flexibility and you will hear us speak to both flexibility and optionality in connection with the listing.

•	While we could never have predicted the events that have unfolded this year, we have utilized the plan’s flexibility to create optionality for our shareholders and the fund along the way.

•

For example, we communicated our intent to list in the first half of 2020 with an initial targeted listing date in April. As it became clear that the U.S. was squarely in the coronavirus crosshairs, FS/KKR and FSKR’s board determined that the April timeframe was not supportive of a listing.

•

As designed, the timing of the listing has not impacted our ability to begin taking advantage of the benefits created through the mergers, including enhanced portfolio diversification and the reduction of expenses.

•	FS/KKR and FSKR’s board of directors have continued to evaluate all aspects of the liquidity plan in determining next steps.

•

While experience from prior periods of severe market turbulence can be applied to help navigate the current environment, no single blueprint can address the complex and numerous uncertainties facing investors today – including the duration of the health crisis, its long-term impact on the economy and the potential unintended consequences of massive government stimulus.

•	In the face of these uncertainties, we believe a listing creates optionality for all stakeholders – our shareholders, our portfolio companies and the fund.

•	On the next few slides, we will speak to our strategic rationale and answer the question of “why now”?

•	To summarize slide 13, a listing creates optionality for all stakeholders.

•	The first step is to list FSKR’s common shares on the NYSE. Though we recognize that liquidity is top of mind, we believe the benefits to shareholders extend beyond simply providing liquidity.

•	We expect the listing will serve as a catalyst for us to execute on several strategic options for our shareholders, the fund and our portfolio companies.

•	For shareholders, the listing will provide full liquidity outside of the quarterly tenders.

•	From a fund perspective, we received shareholder approval to increase regulatory leverage to 2:1 on a debt-to-equity basis.

•	Therefore, following a listing we intend to accept the approval and increase the fund’s regulatory leverage to 2:1. This will align FSKR’s structure with FSK and some of the largest public BDCs.

•	Most importantly, increasing the regulatory limit provides FSKR with a path to unlock over $1 billion in available borrowings.

•	Especially in today’s market, liquidity is king and we want to ensure that this capital is available to support our existing portfolio companies and, in turn, maximize value for our shareholders.

•	We also believe that the environment will present opportunities to selectively add highly accretive investments to the portfolio due to the market dislocation.

•	While deal flow has slowed down due the crisis, we are seeing attractive opportunities to invest at better pricing and on more favorable terms than we have seen in several years.

•

Putting this altogether, the listing will not only provide investors the option for liquidity, it will serve as a catalyst to unlock significant capital which can be deployed in ways that we believe will ultimately help maximize shareholder value and provide a path to enhancing the fund’s dividend yield and ROE over the long-term.

Slide 14: Create optionality for liquidity beyond quarterly tenders

•	Turning to slide 14, we recognize that even prior to the current downturn, there was strong investor demand for liquidity based on investors’ participation in the predecessor funds’ quarterly tenders.

•	The tenders were suspended in Q2 2019 ahead of the mergers based on regulatory requirements and have remained suspended in anticipation of a listing in the first half 2020.

•

Even if we do not proceed with a listing, we do not believe it would be appropriate to reinstate the quarterly tenders in the current environment given the need to preserve liquidity for operational flexibility.

•

Given the unknown duration of the health crisis and its full impact on the global economy, there is no absolute certainty that market conditions will be materially more supportive of a listing in the reasonable future.

•	In addition, an uncertain economic outlook will likely continue to pressure spreads and the valuations of middle market companies, creating the potential for further NAV volatility.

•	Before moving to the next slide, I do want to speak to a misperception that we hear from time to time from our shareholders and their financial advisors regarding the volume of tenders.

•

While the number of shares requested for repurchase steadily increased since Q1 of 2017 and the pro-ration amounts declined in parallel, the percent of shares tendered has averaged approximately 5-10% of total shares outstanding at the time of repurchase.

•

This is noteworthy because in some cases there has been a perception that the quarterly tenders have been over-subscribed because a significant portion of investors are looking to sell their shares. The data does not support that conclusion.

Slide 15: Potential to over $1.5 billion in available capacity

•	I’ll turn now to slide 15 to explain in greater detail how we can unlock the available borrowings and how we intend to use it.

•	Before diving into the numbers, let me provide perspective on our approach to leverage.

•	While investor discussions tend to focus on the asset side of the balance sheet, we believe proactive management of borrowings is critical to generating returns and managing risk.

•

We have historically been conservative in our use of leverage and our goal has been to maintain an appropriate level of cushion relative to the regulatory limit and the requirements of the credit agreements with our lenders.

•

For example, the leverage ratio of FSIC II, the surviving entity in the mergers, generally ranged between 0.6x and 0.8x on a net debt-to-equity basis. As a reminder, the regulatory limit is 1:1 on a debt-to-equity basis. Meaning, the fund may borrow one dollar for every dollar of shareholder equity.

•

Furthermore, since forming the FS/KKR partnership in 2018, we have been highly focused on optimizing our borrowings across the FS/KKR BDC franchise and have done extensive work to diversify our funding sources.

•	In just over two years, we have made significant progress towards this goal. I’ll share a few noteworthy examples.

•	In August 2018, we closed on a $3.4 billion revolving credit facility across the FS/KKR BDC franchise. We have since upsized the facility’s total capacity to nearly $4.0 billion.

•	In July 2019, FSK issued a $350 million middle market CLO

•	Since forming the FS/KKR partnership, the FS/KKR BDC franchise issued $1.5 billion in unsecured notes as we have extended maturities while taking advantage of favorable pricing.

•	Of note, FSKR priced $475 million of unsecured notes this year, marking its first unsecured offering.

•

FS KKR Capital Corp. II joins a short list of BDCs that have been able to access the unsecured markets. We believe this is direct reflection of the quality of the portfolio and the market’s confidence in FS/KKR as managers.

•	With that as the backdrop, as of March 31, 2020, FSKR’s net debt-to-equity ratio was 0.76x. As of quarter end, the fund had approximately $1.6 billion in available borrowing capacity.

•

Under the current regulatory limit, the Fund could only utilize approximately $500 million of the available capacity before hitting the 1:1 regulatory cap. As we just discussed, however, our policy is to ensure we have sufficient cushion so that we don’t run the risk of bumping up against the regulatory limit.

•	Therefore, in practice, our ability to unlock up to $1.6 billion in capacity is much more limited.

•

This matters because, as lenders to U.S. middle market companies and stewards of our investor’s capital, we take a defensive approach in managing our existing portfolio company investments. Ensuring the ability of our portfolio companies to operate through these unprecedented times, and ultimately prosper, is fully aligned with our goal of maximizing shareholder value.

•

By increasing the regulatory limit to 2:1, we will provide a path to more effectively bring capital onto the balance sheet to assist our portfolio companies compared to the alternatives without a listing.

•

I want to be very clear on what this means for the fund and our shareholders from a risk perspective. While the regulatory limit will increase to 2:1, our targeted net debt-to-equity ratio is approximately 1.0x to 1.25x and reaching that target will take time – likely measured in quarters, not days or weeks.

•

Furthermore, for any assets managed that exceed the 1:1 limit, FSKR’s base management fee steps down from 1.5% to 1.0%. This aligns with FSKR’s peers and is an industry best practice. I highlight these points because it’s critical that our shareholders understand our philosophy and intent.

•	We intend to use this additional capacity in three primary ways:

•	First, to ensure we have capital to meet existing commitments to our portfolio companies.

•	For real-time context, FSKR provided approximately $110 million in previously unfunded commitments across 20 portfolio companies in March.

•	Second, we do expect certain portfolio companies will require additional capital to support operations through the balance of the year.

•

We are handling these portfolio company requests in an individual manner based on specific facts and circumstances, including the ability of their financial sponsors to provide incremental capital, as opposed to a “one size fits all” approach.

•

We feel that we are well staffed to deal with these requests, both in terms of the overall team size and the fact that we have dedicated teams focused on general portfolio management and work-out situations.

•	Finally, we expect to use the additional capacity to take advantage of the opportunities created by the market dislocation.

•	We will be cautious and highly selective in the environment and lean on the strength of KKR’s origination footprint to source investments that we believe will be highly accretive to the portfolio.

•

We are already seeing some highly favorable transactions that compare favorably to how similar transactions looked prior to the downturn – including wider spreads, high origination fees, and the ability to build in even greater structural protections.

Slide 16: Fully liquid security with path to grow distribution yield

•	On the next slide we show FSKR’s distribution, based on both NAV as of March 31, 2020 and on a pro-forma basis assuming the fund reaches a leverage target of 1.0x - 1.25x.

•	At listing, we believe the fund will offer a competitive distribution yield with a compelling opportunity to grow over time as we execute on our strategic plan.

•

While there’s no guarantee that the Fund reaches the pro-forma dividend, deploying the available capacity could help generate between $100 to $200 million in additional gross investment income as well as create significant cost savings, which should translate into growth in net investment income over time.

•	In doing so, we believe there is a path to increasing the fund’s ROE and distribution yield over time.

Slide 17: Secondary market support

•

After a multi-year investment period, we expect that there will be technical selling pressure on FSKR’s stock shortly following its listing as some shareholders rebalance their positions and otherwise take advantage of the option for full liquidity.

•

The technical selling may create an opportunity for FSKR to repurchase shares at prices that could be highly accretive to FSKR’s net asset value and, therefore, directly benefit shareholders that continue to hold FSKR stock.

•

In connection with the listing, FSKR announced that it expects to repurchase up to $100 million in shares through a newly formed share repurchase program to support FSKR’s stock in the secondary market.

•

In addition to the fund share repurchase program, affiliates of FS Investments and KKR recently announced the creation of a co-investment vehicle to purchase up to $350 million in FSK and FSKR stock once listed.

•	FS Investments and KKR committed $100 million to this vehicle with the balance committed by institutional investors.

•	We expect that $100 million of this vehicle, will be earmarked for FSKR purchases, bringing the total secondary market support to $200 million.

•

In accordance with the regulations that govern such affiliated transactions, both the co-investment vehicle and fund repurchase program will be restricted in purchasing FSKR shares until 20 trading days following the listing.

•	We believe this timing is an important consideration for shareholders in determining the appropriate action.

•	I’ll now turn the call back to Rob to discuss next steps and the operational considerations for shareholders and their financial advisors in the coming weeks.

SECTION V: NEXT STEPS & OPERATIONAL CONSIDERATIONS (HOFFMAN)

Slide 18: Operational considerations

•	Thanks, Brian.

•

On slide 18 we summarize the key dates and the operational considerations in preparation for the listing. You can find an investor-friendly version of this timeline at www.FSproxy.com. This overview can be downloaded from the resources provided as part of today’s webinar.

•	We are targeting a listing on or around June 17. FS has been in regular contact with custodian, broker dealers and other intermediaries in preparation for a listing.

•

For shareholders that hold shares at a custodian with brokerage, which represents the vast majority of shareholders, including those held through LPL, Ameriprise, Schwab, TD Ameritrade, Pershing and NFS, there is no action required to have shares eligible for trading on the day of listing.

•	Select shareholders whose shares are not held at a custodian or are held by a custodian that does not have the ability to transfer shares to a brokerage account will need to take action.

•	We have created a simple, one page resource to aid in this process and the form which can be found on www.FSproxy.com.

•	Instructions will be mailed to these select shareholders in the coming weeks.

•

One other important operational item to note, if investor’s wish to make changes to their accounts, we intend to freeze accounts beginning on June 8. Please consult your broker dealer or intermediary for specific timing as internal deadlines may vary by intermediary.

•

Looking over the next few weeks, the Fund will pay it second quarter distribution of $0.15 per share on or around June 8 to shareholders of record as of June 8. Investors participating in FSKR’s distribution reinvestment plan, or DRP, will receive shares of the Fund’s common stock in accordance with the Fund’s existing DRP policy.

•

Following the payment of the distribution, the Fund will conduct a 4 for 1 reverse split of its common stock where every four shares of FSKR’s common stock will be automatically combined into one share of stock.

•

As are result, the number of outstanding shares will be reduced from approximately 685 million to approximately 171 million and FSKR’s net asset value per share as of March 31, 2020 would have been $24.68 instead of $6.17 per share.

•

Since BDC share prices trade in relation to net asset value, the reverse split will help align FS KKR Capital Corp. II’s net asset value with many of its peers at listing, as the net asset values of many large public BDCs generally range from $15.00 to $25.00 per share.

•	The reverse stock split will not modify the rights or preferences of FSKR’s common stock.

•	Following the reverse stock split, the Board has decided to eliminate any outstanding fractional shares of FSKR’s common stock. Therefore, fractional shares will be rounded up.

•	These steps are expected to be completed prior to the targeted listing date on June 17.

Slide 19: Resources

•	Before opening it to questions, I’d remind everyone on the call today that we have posted investor-friendly resources at www.FSproxy.com.

•

FSproxy.com will remain live for the full duration of listing process. Shortly following today’s webinar, we will post a copy of today’s presentation, an FAQ and the Operational Overview mentioned earlier on the call.

•	By the end of the week, we expect to have a replay of today’s webinar as well as a short on-demand video that can be shared with clients in preparation of a listing.

•	With that, we will take just a short pause to aggregate the questions. Thanks for your patience.

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FS KKR Capital Corp. II Q1 2020 performance update & listing preparations MAY 27, 2020

1 Credit market overview 2 Q1 2020 portfolio & performance highlights (FS KKR Capital Corp. & FS KKR Capital Corp. II) 3 Liquidity plan update 4 Next steps & Operational considerations 5 Resources for client conversations Agenda

Q1 was a tale of two markets Yield (%)1 Record outflows and inflows in HY High yield and Loan fund flows ($B)2 Sources: S&P/LSTA Leveraged Loan Index, ICE BAML U.S. High Yield Index, as of May 15, 2020. Source: Morningstar, as of April 30, 2020. Markets catch their breath after unprecedented first quarter

Loan returns by sector since 2/21/2020 High yield bon returns by sector since 2/21/2020 Source: JP Morgan as of May 18, 2020 Sectors hardest hit include energy, leisure, transportation

Investors are selective in today’s market Source: S&P Capital IQ LCD, S&P/LSTA as of May 15, 2020. Lower-rated credit has underperformed higher-rated credit Total returns based to 100

Q1 2020 Portfolio & Performance Overview

FS KKR Capital Corp. II portfolio summary All figures based on fair value as of March 31, 2020 unless otherwise stated. Does not include investments held in Credit Opportunities Partners, LLC. Figure excludes the impact of FS KKR Capital Corp. II’s investment in Credit Opportunities Partners, LLC. See FS KKR Capital Corp. II’s Report on Form 10-Q for its definition of debt investments. 69% Senior secured loans – 1st lien 9% Senior secured loans – 2nd lien 2% Other senior secured debt 3% Subordinated debt 8% Asset Based Finance 6% Credit Opportunities Partners, LLC 3% Equity/other Security exposure Top 10 industries 179 portfolio companies1 26% concentration in top-10 portfolio companies2 80% senior secured debt2 86% of debt investments are floating rate3 5.7% Non-accrual rate 13% Capital Goods 12% Software & Services 10% Commercial & Professional Services 10% Healthcare Equipment & Services 8% Diversified Financials 6% Credit Opportunities Partners, LLC 5% Consumer Durables & Apparel 4% Retailing 4% Media & Entertainment 4% Consumer Services

Q1 2020 NAV summary1 1. Calculated on a per share basis. FS KKR Capital Corp. II Q1 2020 performance Vast majority driven by unrealized losses

FS KKR Capital Corp. (FSK) portfolio summary All figures based on fair value as of March 31, 2020 unless otherwise stated. Does not include investments held in Strategic Credit Opportunities Partners, LLC. Figure excludes the impact of FSK’s investment in Strategic Credit Opportunities Partners, LLC See FS KKR Capital Corp.’s Report on Form 10-Q for its definition of debt investments. 55% Senior secured loans – 1st lien 13% Senior secured loans – 2nd lien 2% Other senior secured debt 5% Subordinated debt 11% Asset Based Finance 8% Strategic Credit Opportunities Partners, LLC 6% Equity/other Security exposure Top 10 industries 184 portfolio companies1 22% concentration in top-10 portfolio companies2 70% senior secured debt2 84% of debt investments are floating rate2 3.9% Non-accrual rate 13% Capital Goods 12% Software & Services 9% Health Care Equipment & Services 9% Diversified Financials 8% Strategic Credit Opportunities Partners, LLC 7% Commercial & Professional Services 6% Consumer Durables & Apparel 5% Retailing 4% Real Estate 4% Consumer Services

FSK Q1 2020 highlights First quarter performance NAV declined to $6.09 per share as of March 31, 2020 from $7.64 as of December 31, 2019 $671mm unrealized depreciation and $130mm in realized losses Estimated that 70–75% of losses were a result of COVID-19 related market volatility Dividend Fully covered $0.19 quarterly distribution through net investment income For the quarter ended March 31, 2020, the net investment income to dividend coverage ratio was 103% Declared $0.15 distribution for Q2 2020 Stock support Fully deployed $200M of share repurchases as of April 13, 2020 Announced a $350 million co-investment vehicle to invest in shares of FSK and FS KKR Capital Corp. II $100 million committed by affiliates of FS Investments and KKR Optimize borrowings Issued $250 million unsecured notes in May offering Announced amendment to bank revolver in May, which provides greater operational flexibility $574mm of undrawn capacity Investment activity $1.3 billion in new investment fundings in the first quarter 94% of total investments at fair value were in Direct Originations as of March 31, 20201 1. Direct Originations are defined as investments where FSK’s investment adviser, prior sub-adviser or their affiliates had negotiated the terms of the transaction beyond just the price, which, for example, may include negotiating financial covenants, maturity dates or interest rate terms or where the foregoing participate in other originated investment where there may be third parties involved, or a bank acting as an intermediary, for a closely held club, or similar investment. These direct originations include investments originated by FSK’s former investment adviser, sub-adviser or their affiliates in addition to investments originated by FSK’s current investment adviser and it affiliates.

FS KKR Capital Corp. II Listing Overview

Listing creates optionality for all stakeholders 1 List on NYSE Provides full liquidity for shareholders outside of quarterly tenders Allows the fund to increase regulatory leverage to 2:1 (debt-to-equity) Provide middle market companies with capital to finance operations 2 Increase borrowing capacity Unlock up to $1.6 billion in borrowing capacity Ensure sufficient liquidity to support our middle market portfolio companies Take advantage of investment opportunities created by dislocation 3 Strategically deploy capital Stabilize NAV by supporting portfolio companies Goal to enhance long-term dividend yield Potential to increase return on equity over long-term Shareholder benefits extend beyond just liquidity Based on fair value. Only includes debt investments.

Responding to rising investor demand for liquidity Total Number of shares requested for repurchase (millions) Data shown is for FS KKR Capital Corp. II (formerly known as FSIC Investment Corporation II), which was the surviving entity in the NAV-for-NAV mergers of FSIC II, FSIC III, FSIC ICV and CCT II. Create optionality for liquidity beyond quarterly tenders Q1 Q2 Q2 2019 – PRESENT Quarterly tenders suspended prior to mergers / listing Represented 6.9% of total shares outstanding

1. Net debt-to-equity and foreign currency for investments purchased/sold and repaid, divided by net assets. Potential to unlock over $1 billion in available capacity 1:1 Net Debt-to-equity 2:1 Net Debt-to-equity $1.0 Additional capacity $3.2 Additional capacity

As of March 31, 2020. Fully liquid security with path to grow distribution yield Annualized distribution yield (as a % of net asset value) Listing creates potential for $100M to $200M in additional gross investment income Additional cost savings could result in $5M - $10M per year in savings

Significant secondary market support $100M FS/KKR BDC franchise co-investment vehicle Key highlights Affiliates of FS Investments & KKR committed $100M to $350M co-investment vehicle to purchase FSK and FSKR stock Expect $100M to be used to purchase FSKR stock in the open market Earliest program can commence is 20 trading days post-listing $100M FSKR share repurchase program Key highlights Expect to purchase up to $100M in shares in the open market Earliest program can commence is 20 trading days post-listing $200M

Note: Subject to change and board approval. Next steps & Operational considerations June 8 Account freeze Reverse stock split June July Q2 distribution payment June 17 Targeted listing on the NYSE TICKER: FSKR Instructions on how to move non-custodial shares into brokerage mailed to applicable shareholders Post-listing: New common stock opt-out DRP Fractional shares rounded up

Resources FSPROXY.COM OPERATIONAL OVERVIEW FLYER 8-K FILING FAQs

Questions?

Forward-Looking Statements Securities offered through FS Investment Solutions, LLC (member FINRA/SIPC). FS Investment Solutions, LLC is an affiliated broker-dealer that serves as the wholesaling distributor of non-traded funds sponsored by FS Investments. An investment in any fund sponsored by FS Investments involves a high degree of risk and may be considered speculative. Investors are advised to consider the investment objectives, risks, and charges and expenses of the applicable fund carefully before investing. The applicable fund’s prospectus contains this and other information. Investors may obtain a copy of the applicable fund’s prospectus free of charge at http://www.fsinvestments.com or by contacting FS Investments at 201 Rouse Blvd., Philadelphia, PA 19112 or by phone at 877-628-8575. Investors should read and carefully consider all information found in the applicable fund’s prospectus and other reports filed with the U.S. Securities and Exchange Commission before investing. Statements included herein may constitute “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of FS KKR Capital Corp. II (the “Fund”). Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption to the Fund’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in a Fund’s operating area, failure to obtain requisite shareholder approval for the Proposals (as defined below) set forth in the Proxy Statement (as defined below), unexpected costs, charges or expenses resulting from the business combination transaction involving the Fund, failure to realize the anticipated benefits of the business combination transaction involving the Fund, failure to consummate the recapitalization transaction and failure to list the common stock of FSK II on a national securities exchange. Some of these factors are enumerated in the filings the Fund made with the Securities and Exchange Commission (the “SEC”). The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this communication. Except as required by federal securities laws, the Fund undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements. The total return for each period presented is historical and is calculated by determining the percentage change in net asset value, assuming the reinvestment of all distributions in additional common shares of the Company at the Company’s net asset value per share as of the share closing date occurring on or immediately following the distribution payment date. The total return does not consider the effect of the sales load from the sale of the Company’s common shares. An investment in FS KKR Capital Corp. II Fund (the Company) involves a high degree of risk and may be considered speculative. Investors are advised to consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. This is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. An offering is made only by a prospectus, which must be made available to you in connection with this offering. No offering is made to New York investors except by a prospectus filed with the Department of Law of the State of New York. Disclosures